Exhibit 99.B(d)(1)(A)(iv)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

May 1, 2008

ING Investors Trust

7337 E. Doubletree Ranch Rd.

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Sub-Advisory Agreement dated February 2, 2007, among ING Investors Trust, Directed Services LLC and BlackRock Investment Management, LLC, the sub-advisory fee for ING BlackRock Large Cap Value Portfolio (the “Portfolio”) was reduced April 29, 2005 and further reduced April 30, 2007.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolio with a corresponding reduction (the “Reduction”) for the period from May 1, 2008 through May 1, 2009. The Reduction shall be calculated as follows:

The Reduction is calculated as follows:

Reduction = 50% x (the savings to Directed Services LLC from the April 29, 2005 and April 30, 2007 expense reductions)

Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:
ING Investors Trust
(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President